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Exhibit 99.1

Attributed Financial Information for Tracking Stock Groups

        Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc. and our interests in IAC/InterActiveCorp, Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Our Liberty Entertainment common stock is intended to reflect the separate performance of our Entertainment Group which includes our wholly-owned subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc, and Liberty Sports Group, our approximate 51% ownership interest in The DIRECTV Group, Inc., as well as other minority equity interests in GSN, LLC and WildBlue Communications, Inc. Our Liberty Capital common stock is intended to reflect the separate performance of our Capital Group which is comprised of all of our assets and businesses not attributed to the Interactive Group or the Entertainment Group.

        The following tables present our assets, liabilities, revenue, expenses and cash flows as of and for the three and nine months ended September 30, 2008 and 2007. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group, the Entertainment Group and the Capital Group, respectively. The financial information should be read in conjunction with our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2008 included in this Quarterly Report on Form 10-Q. The attributed financial information presented in the tables has been prepared assuming the Reclassification had been completed as of January 1, 2007.

        Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group, the Entertainment Group and the Capital Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock, Liberty Entertainment common stock and Liberty Capital common stock does not affect the rights of our creditors or creditors of our subsidiaries.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Interactive Group

	September 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$3,758	2,921
Cost investments	$867	2,044
Equity investments	$2,167	1,311
Total assets	$19,510	19,326
Long-term debt, including current portion	$8,365	7,177
Long-term deferred income tax liabilities	$2,269	2,670
Attributed net assets	$7,186	7,530

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$1,798	1,760	5,702	5,322
Cost of sales	(1,179)	(1,116)	(3,645)	(3,338)
Operating expenses	(173)	(166)	(534)	(500)
Selling, general and administrative expenses(1)	(142)	(122)	(425)	(375)
Depreciation and amortization	(143)	(135)	(418)	(397)

Operating income	161	221	680	712
Interest expense	(122)	(121)	(365)	(340)
Other than temporary declines in fair value of investments	(440)	—	(440)	—
Other income (expense), net	(38)	39	(27)	115
Income tax benefit (expense)	164	(55)	111	(196)
Minority interests in earnings of subsidiaries	(8)	(6)	(25)	(20)

Net earnings (loss)	$(283)	78	(66)	271

(1)
Includes stock-based compensation of $8 million and $7 million for the three months ended September 30, 2008 and 2007, respectively; and $25 million and $29 million for the nine months ended September 30, 2008 and 2007, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Entertainment Group

	September 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$1,945	793
Cost investments	$3	10,652
Equity investments	$13,307	249
Total assets	$17,708	13,808
Long-term debt, including current portion	$2,290	473
Long-term deferred income tax liabilities	$1,863	3,521
Attributed net assets	$13,008	9,457

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$362	300	1,031	851
Operating expenses	(238)	(176)	(664)	(532)
Selling, general and administrative expenses(1)	(65)	(46)	(187)	(134)
Depreciation and amortization	(12)	(9)	(36)	(29)
Impairment of long-lived assets	—	(41)	—	(41)

Operating income	47	28	144	115
Gain (losses) on dispositions, net	(2)	—	3,664	—
Share of earnings of affiliates, net	116	1	314	12
Other income (expense), net	82	39	(20)	21
Income tax benefit (expense)	(96)	(30)	1,611	(57)
Minority interests in losses of subsidiaries	—	14	—	18

Net earnings	$147	52	5,713	109

(1)
Includes stock-based compensation of $15 million and $9 million for the three months ended September 30, 2008 and 2007, respectively, and $37 million and $26 million for the nine months ended September 30, 2008 and 2007, respectively.

 SUMMARY ATTRIBUTED FINANCIAL DATA

Capital Group

	September 30, 2008	December 31, 2007
	amounts in millions
Summary balance sheet data:
Current assets	$3,183	2,759
Cost investments	$3,099	4,873
Total assets	$9,658	12,679
Long-term debt, including current portion	$3,610	4,065
Long-term deferred income tax liabilities	$1,408	2,267
Attributed net assets	$1,465	2,599

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	amounts in millions
Summary operations data:
Revenue	$221	191	486	394
Operating expenses	(171)	(155)	(383)	(326)
Selling, general and administrative expenses(1)	(140)	(54)	(296)	(147)
Depreciation and amortization	(24)	(32)	(78)	(73)
Impairment of long-lived assets	(34)	—	(34)	—

Operating loss	(148)	(50)	(305)	(152)
Interest expense	(43)	(44)	(124)	(109)
Realized and unrealized gains (losses) on financial instruments, net	14	380	(188)	511
Gain on dispositions, net	—	2	15	625
Other income, net	29	41	81	104
Income tax benefit (expense)	38	(130)	214	208
Minority interests in earnings of subsidiaries	—	(10)	(4)	(19)

Earnings (loss) from continuing operations	(110)	189	(311)	1,168
Earnings from discontinued operations, net of taxes	—	—	—	149

Net earnings (loss)	$(110)	189	(311)	1,317

(1)
Includes stock-based compensation of $1 million and $1 million for the three months ended September 30, 2008 and 2007, respectively; and $5 million and $2 million for the nine months ended September 30, 2008 and 2007, respectively.

 BALANCE SHEET INFORMATION
September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,442	1,076	1,356	—	3,874
Trade and other receivables, net	881	272	200	(3)	1,350
Inventory, net	1,157	—	—	—	1,157
Program rights	—	509	—	(3)	506
Short-term marketable securities	—	—	523	—	523
Financial instruments	—	—	983	—	983
Current deferred tax assets	195	80	—	(275)	—
Other current assets	83	8	121	—	212

Total current assets	3,758	1,945	3,183	(281)	8,605

Investments in available-for-sale securities and other cost investments (note 2)	867	3	3,099	—	3,969
Long-term financial instruments	11	—	959	—	970
Investments in affiliates, accounted for using the equity method (note 3)	2,167	13,307	268	—	15,742
Property and equipment, net	1,042	123	152	—	1,317
Goodwill	5,927	1,749	397	—	8,073
Trademarks	2,490	6	18	—	2,514
Intangible assets subject to amortization, net	3,205	150	257	—	3,612
Other assets, at cost, net of accumulated amortization	43	425	1,325	—	1,793

Total assets	$19,510	17,708	9,658	(281)	46,595

Liabilities and Equity
Current liabilities:
Accounts payable	$584	16	26	—	626
Accrued interest	65	2	38	—	105
Other accrued liabilities	516	166	150	—	832
Intergroup payable (receivable)	(33)	(13)	46	—	—
Financial instruments	40	21	601	—	662
Current portion of debt (note 4)	926	532	108	—	1,566
Accrued stock compensation	16	202	7	—	225
Current deferred tax liabilities	—	—	876	(275)	601
Other current liabilities	19	7	36	(3)	59

Total current liabilities	2,133	933	1,888	(278)	4,676

Long-term debt (note 4)	7,439	1,758	3,502	—	12,699
Long-term financial instruments	84	121	32	—	237
Deferred income tax liabilities (note 6)	2,269	1,863	1,408	—	5,540
Other liabilities	278	25	1,353	(1)	1,655

Total liabilities	12,203	4,700	8,183	(279)	24,807
Minority interests in equity of subsidiaries	121	—	10	—	131
Equity/Attributed net assets	7,186	13,008	1,465	(2)	21,657

Total liabilities and equity	$19,510	17,708	9,658	(281)	46,595

 STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,798	—	—	—	1,798
Communications and programming services	—	362	221	(3)	580

	1,798	362	221	(3)	2,378

Operating costs and expenses:
Cost of sales	1,179	—	—	—	1,179
Operating	173	238	171	—	582
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	142	65	140	—	347
Depreciation and amortization	143	12	24	—	179
Impairment of long-lived assets	—	—	34	—	34

	1,637	315	369	—	2,321

Operating income (loss)	161	47	(148)	(3)	57
Other income (expense):
Interest expense	(122)	(25)	(43)	—	(190)
Dividend and interest income	5	5	28	—	38
Share of earnings of affiliates, net	23	116	2	—	141
Realized and unrealized gains (losses) on financial instruments, net	(43)	106	14	—	77
Losses on dispositions, net	—	(2)	—	—	(2)
Other than temporary declines in fair value of investments	(440)	(4)	—	—	(444)
Other, net	(23)	—	(1)	—	(24)

	(600)	196	—	—	(404)

Earnings (loss) before income taxes and minority interests	(439)	243	(148)	(3)	(347)
Income tax benefit (expense) (note 6)	164	(96)	38	1	107
Minority interests in earnings of subsidiaries	(8)	—	—	—	(8)

Net earnings (loss)	$(283)	147	(110)	(2)	(248)

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(116)	—	(1)	—	(117)
Unrealized holding losses arising during the period	(42)	(2)	—	—	(44)
Recognition of previously unrealized losses on available-for-sale securities, net	273	—	—	—	273

Other comprehensive earnings (loss)	115	(2)	(1)	—	112

Comprehensive earnings (loss)	$(168)	145	(111)	(2)	(136)

 STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$1,760	—	—	1,760
Communications and programming services	—	300	191	491

	1,760	300	191	2,251

Operating costs and expenses:
Cost of sales	1,116	—	—	1,116
Operating	166	176	155	497
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	122	46	54	222
Depreciation and amortization	135	9	32	176
Impairment of long-lived assets	—	41	—	41

	1,539	272	241	2,052

Operating income (loss)	221	28	(50)	199
Other income (expense):
Interest expense	(121)	(8)	(44)	(173)
Dividend and interest income	11	29	67	107
Share of earnings (losses) of affiliates, net	22	1	(24)	(1)
Realized and unrealized gains on financial instruments, net	2	18	380	400
Gains on dispositions, net	—	—	2	2
Other, net	4	—	(2)	2

	(82)	40	379	337

Earnings before income taxes and minority interests	139	68	329	536
Income tax expense (note 6)	(55)	(30)	(130)	(215)
Minority interests in losses (earnings) of subsidiaries	(6)	14	(10)	(2)

Net earnings	$78	52	189	319

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	61	—	7	68
Unrealized holding losses arising during the period	(217)	209	(262)	(270)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	(1)	(1)

Other comprehensive earnings (loss)	(156)	209	(256)	(203)

Comprehensive earnings (loss)	$(78)	261	(67)	116

 STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$5,702	—	—	—	5,702
Communications and programming services	—	1,031	486	(3)	1,514

	5,702	1,031	486	(3)	7,216

Operating costs and expenses:
Cost of sales	3,645	—	—	—	3,645
Operating	534	664	383	—	1,581
Selling, general and administrative including stock-based compensation (notes 1 and 5)	425	187	296	—	908
Depreciation and amortization	418	36	78	—	532
Impairment of long-lived assets	—	—	34	—	34

	5,022	887	791	—	6,700

Operating income (loss)	680	144	(305)	(3)	516
Other income (expense):
Interest expense	(365)	(54)	(124)	—	(543)
Dividend and interest income	18	14	106	—	138
Share of earnings (losses) of affiliates, net	58	314	(21)	—	351
Realized and unrealized gains (losses) on financial instruments, net	(81)	24	(188)	—	(245)
Gains on dispositions, net	—	3,664	15	—	3,679
Other than temporary declines in fair value of investments	(440)	(4)	(1)	—	(445)
Other, net	(22)	—	(3)	—	(25)

	(832)	3,958	(216)	—	2,910

Earnings (loss) from continuing operations before income taxes and minority interests	(152)	4,102	(521)	(3)	3,426
Income tax benefit (note 6)	111	1,611	214	1	1,937
Minority interests in earnings of subsidiaries	(25)	—	(4)	—	(29)

Net earnings (loss)	$(66)	5,713	(311)	(2)	5,334

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(38)	—	(3)	—	(41)
Unrealized holding losses arising during the period	(447)	(317)	(2)	—	(766)
Recognition of previously unrealized losses (gains) on available-for-sale securities, net	273	(2,273)	—	—	(2,000)
Change in fair value of cash flow hedges	(1)	—	—	—	(1)

Other comprehensive loss	(213)	(2,590)	(5)	—	(2,808)

Comprehensive earnings (loss)	$(279)	3,123	(316)	(2)	2,526

 STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION
Nine months ended September 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$5,322	—	—	5,322
Communications and programming services	—	851	394	1,245

	5,322	851	394	6,567

Operating costs and expenses:
Cost of sales	3,338	—	—	3,338
Operating	500	532	326	1,358
Selling, general and administrative, including stock-based compensation (notes 1 and 5)	375	134	147	656
Depreciation and amortization	397	29	73	499
Impairment of long-lived assets	—	41	—	41

	4,610	736	546	5,892

Operating income (loss)	712	115	(152)	675
Other income (expense):
Interest expense	(340)	(19)	(109)	(468)
Dividend and interest income	34	59	153	246
Share of earnings (losses) of affiliates, net	61	12	(49)	24
Realized and unrealized gains (losses) on financial instruments, net	—	(18)	511	493
Gains on dispositions, net	12	—	625	637
Other, net	8	(1)	—	7

	(225)	33	1,131	939

Earnings from continuing operations before income taxes and minority interests	487	148	979	1,614
Income tax benefit (expense) (note 6)	(196)	(57)	208	(45)
Minority interests in losses (earnings) of subsidiaries	(20)	18	(19)	(21)

Earnings from continuing operations	271	109	1,168	1,548
Earnings from discontinued operations, net of taxes	—	—	149	149

Net earnings	$271	109	1,317	1,697

Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	82	—	8	90
Unrealized holding losses arising during the period	(250)	234	(301)	(317)
Recognition of previously unrealized gains on available-for-sale securities, net	—	—	(397)	(397)

Other comprehensive earnings (loss)	(168)	234	(690)	(624)

Comprehensive earnings	$103	343	627	1,073

 STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2008
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(66)	5,713	(311)	(2)	5,334
Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	418	36	78	—	532
Impairment of long-lived assets	—	—	34	—	34
Stock-based compensation	25	37	5	—	67
Cash payments for stock-based compensation	(9)	(12)	(1)	—	(22)
Share of losses (earnings) of affiliates, net	(58)	(314)	21	—	(351)
Realized and unrealized losses (gains) on financial instruments, net	81	(24)	188	—	245
Gains on disposition of assets, net	—	(3,664)	(15)	—	(3,679)
Other than temporary declines in fair value of investments	440	4	1	—	445
Minority interests in earnings of subsidiaries	25	—	4	—	29
Intergroup tax allocation	129	44	(173)	—	—
Intergroup tax payments	(189)	(63)	252	—	—
Other intergroup cash transfers, net	(68)	3	65	—	—
Deferred income tax benefit	(314)	(1,655)	(221)	—	(2,190)
Other noncash charges, net	26	34	54	—	114
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	116	(46)	(157)	3	(84)
Payables and other current liabilities	(214)	15	51	(1)	(149)

Net cash provided (used) by operating activities	342	108	(125)	—	325

Cash flows from investing activities:
Cash proceeds from dispositions	—	6	18	—	24
Net proceeds from settlement of financial instruments	—	—	12	—	12
Cash paid for acquisitions, net of cash acquired	(69)	(7)	(1)	—	(77)
Cash received in exchange transactions	—	465	—	—	465
Capital expended for property and equipment	(100)	(6)	(25)	—	(131)
Net sales of short term investments	—	—	79	—	79
Investments in and loans to cost and equity investees	(340)	(1,996)	(213)	—	(2,549)
Reclass of cash to short-term marketable securities	—	—	(523)	—	(523)
Net decrease in restricted cash	—	—	367	—	367
Other investing activities, net	15	(11)	(64)	—	(60)

Net cash used by investing activities	(494)	(1,549)	(350)	—	(2,393)

Cash flows from financing activities:
Borrowings of debt	1,455	1,977	1,226	—	4,658
Repayments of debt	(274)	(2)	(1,008)	—	(1,284)
Repurchases of Liberty common stock	(75)	—	(407)	—	(482)
Intergroup cash transfers, net	—	450	(450)	—	—
Other financing activities, net	(70)	2	(18)	—	(86)

Net cash provided (used) by financing activities	1,036	2,427	(657)	—	2,806

Effect of foreign currency rates on cash	1	—	—	—	1

Net increase (decrease) in cash and cash equivalents	885	986	(1,132)	—	739
Cash and cash equivalents at beginning of period	557	90	2,488	—	3,135

Cash and cash equivalents at end period	$1,442	1,076	1,356	—	3,874

 STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2007
(unaudited)

	Attributed (note 1)
	Interactive Group	Entertainment Group	Capital Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings	$271	109	1,317	1,697
Adjustments to reconcile net earnings to net cash provided by operating activities:
Earnings from discontinued operations	—	—	(149)	(149)
Depreciation and amortization	397	29	73	499
Impairment of long-lived assets	—	41	—	41
Stock-based compensation	29	26	2	57
Payments of stock-based compensation	(35)	—	(3)	(38)
Share of losses (earnings) of affiliates, net	(61)	(12)	49	(24)
Realized and unrealized losses (gains) on financial instruments, net	—	18	(511)	(493)
Gains on disposition of assets, net	(12)	—	(625)	(637)
Minority interests in earnings (losses) of subsidiaries	20	(18)	19	21
Intergroup tax allocation	194	30	(224)	—
Intergroup tax payments	(248)	(35)	283	—
Other intergroup cash transfers, net	(15)	—	15	—
Deferred income tax expense (benefit)	(104)	28	2	(74)
Other noncash charges (credits), net	(4)	2	49	47
Changes in operating assets and liabilities, net of the effects of acquisitions:
Current assets	(23)	(118)	(104)	(245)
Payables and other current liabilities	(115)	(4)	108	(11)

Net cash provided by operating activities	294	96	301	691

Cash flows from investing activities:
Cash proceeds from dispositions	12	—	465	477
Net payments for settlement of financial instruments	—	—	(66)	(66)
Cash paid for acquisitions, net of cash acquired	(120)	—	(6)	(126)
Cash received in exchange transactions	—	—	1,154	1,154
Capital expended for property and equipment	(236)	(6)	(12)	(254)
Net purchases of short term investments	—	—	(215)	(215)
Investments in and loans to cost and equity investees	(11)	—	(80)	(91)
Investment in special purpose entity	—	—	(750)	(750)
Net increase in restricted cash	—	—	(735)	(735)
Other investing activities, net	(24)	9	4	(11)

Net cash provided (used) by investing activities	(379)	3	(241)	(617)

Cash flows from financing activities:
Borrowings of debt	860	—	752	1,612
Repayments of debt	(187)	(2)	(162)	(351)
Repurchases of Liberty common stock	(821)	—	(1,305)	(2,126)
Contribution from minority owner	—	—	751	751
Intergroup cash transfers, net	—	(118)	118	—
Other financing activities, net	(5)	—	16	11

Net cash provided (used) by financing activities	(153)	(120)	170	(103)

Effect of foreign currency rates on cash	10	—	—	10

Net cash provided to discontinued operations:
Cash provided by operating activities	—	—	8	8
Cash used by investing activities	—	—	(9)	(9)
Change in available cash held by discontinued operations	—	—	2	2

Net cash provided by discontinued operations	—	—	1	1

Net increase (decrease) in cash and cash equivalents	(228)	(21)	231	(18)
Cash and cash equivalents at beginning of period	946	91	2,070	3,107

Cash and cash equivalents at end period	$718	70	2,301	3,089

Notes to Attributed Financial Information

(unaudited)

(1)
The assets attributed to our Interactive Group include our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and BuySeasons, Inc., and our interests in IAC/InterActiveCorp, GSI Commerce, Inc., Expedia, Inc., HSN, Inc., Interval Leisure Group, Inc., Ticketmaster and Tree.com, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes our investments in IAC/InterActiveCorp, Expedia, GSI, HSN, Interval, Ticketmaster and Lending Tree, as well as the assets, liabilities, revenue, expenses and cash flows of QVC, Provide, Backcountry, Bodybuilding and BuySeasons,. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group, the Entertainment Group and the Capital Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group, the Entertainment Group and the Capital Group as described in note 5 below.

  The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

  The Entertainment Group consists of our subsidiaries Starz Entertainment, LLC, FUN Technologies, Inc and Liberty Sports Group, our minority equity interests in The DIRECTV Group, Inc., GSN, LLC and WildBlue Communications, Inc. and approximately $973 million of corporate cash and cash equivalents. Accordingly, the accompanying attributed financial information for the Entertainment Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. We have also attributed $551 million principal amount of our publicly traded debt, an equity collar on 110 million shares of DIRECTV common stock and $2,011 million of borrowings against the put value of such collar to the Entertainment Group.

  The Entertainment Group focuses primarily on programming and communications businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Entertainment Group.

  The Capital Group consists of all of our businesses not included in the Interactive Group or the Entertainment Group, including our consolidated subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc. and certain cost and equity investments. Accordingly, the accompanying attributed financial information for the Capital Group includes these investments and the assets, liabilities, revenue, expenses and cash flows of these consolidated subsidiaries. In addition, we have attributed to the Capital Group all of our notes and debentures (and related interest expense) that have not been attributed to the Interactive Group or the Entertainment Group. See note 4 below for the debt obligations attributed to the Capital Group.

  Any businesses that we may acquire in the future that are not attributed to the Interactive Group or the Entertainment Group will be attributed to the Capital Group.

  While we believe the allocation methodology described above is reasonable and fair to each group, we may elect to change the allocation methodology in the future. In the event we elect to transfer assets or businesses from one group to the other, such transfer would be made on a fair value basis and would be accounted for as a short-term loan unless our board of directors determines to account for it as a long-term loan or through an inter-group interest.

Notes to Attributed Financial Information (Continued)

(unaudited)

(2)
Investments in available-for-sale securities and other cost investments are summarized as follows:

	September 30, 2008	December 31, 2007
	amounts in millions
Interactive Group
IAC/InterActiveCorp	$720	1,863
Other	147	181

Total attributed Interactive Group	867	2,044

Entertainment Group
News Corporation	—	10,647
Other	3	5

Total attributed Entertainment Group	3	10,652

Capital Group
Time Warner Inc. ("Time Warner")(a)	1,346	1,695
Sprint Nextel Corporation(a)	533	1,150
Motorola, Inc.(a)	528	1,187
Viacom, Inc.	189	333
Embarq Corporation(a)	177	216
Other available-for-sale equity securities(a)	42	104
Other available-for-sale debt securities	252	156
Other cost investments and related receivables	32	32

Total attributed Capital Group	3,099	4,873

Consolidated Liberty	$3,969	17,569

  (a)
  Includes shares pledged as collateral for share borrowing arrangements.

(3)
The following table presents information regarding certain equity method investments attributed to each of the Interactive Group and the Entertainment Group:

	September 30, 2008			Share of earnings nine months ended September 30,
	Percentage ownership	Carrying value	Fair value
				2008	2007
	dollar amounts in millions
Interactive Group
Expedia	24.1%	$1,352	$1,046	$58	$52
Entertainment Group
DIRECTV	50.5%	$13,027	$14,366	$301	$—

Notes to Attributed Financial Information (Continued)

(unaudited)

(4)
Debt attributed to the Interactive Group, the Entertainment Group and the Capital Group is comprised of the following:

	September 30, 2008
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
7.875% Senior Notes due 2009	$670	669
7.75% Senior Notes due 2009	233	234
5.7% Senior Notes due 2013	803	801
8.5% Senior Debentures due 2029	500	495
8.25% Senior Debentures due 2030	902	895
QVC bank credit facilities	5,200	5,200
Other subsidiary debt	71	71

Total Interactive Group debt	8,379	8,365

Entertainment Group
3.25% Exchangeable Senior Debentures due 2031(a)	551	226
Liberty derivative borrowing	2,011	2,011
Subsidiary debt	53	53

Total Entertainment Group debt	2,615	2,290

Capital Group
3.125% Exchangeable Senior Debentures due 2023	1,264	1,125
4% Exchangeable Senior Debentures due 2029	869	391
3.75% Exchangeable Senior Debentures due 2030	810	369
3.5% Exchangeable Senior Debentures due 2031	497	222
Liberty bank facility	750	750
Other parent debt	625	625
Subsidiary debt	128	128

Total Capital Group debt	4,943	3,610

Total debt	$15,937	14,265

(a)
Subsequent to September 30, 2008, Liberty changed the attribution of its 3.25% Exchangeable Senior Debentures from the Entertainment Group to the Interactive Group along with $380 million in cash.

(5)
Cash and stock-based compensation expense for our corporate employees has been allocated among the Interactive Group, the Entertainment Group and the Capital Group based on the estimated percentage of time spent providing services for each group. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts

Notes to Attributed Financial Information (Continued)

(unaudited)

  allocated from the Capital Group to the Interactive Group and the Entertainment Group, including stock-based compensation, are as follows:

	Nine months ended September 30,
	2008	2007
	amounts in millions
Interactive Group	$16	13
Entertainment Group	$15	11

  While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
We have accounted for income taxes for the Interactive Group, the Entertainment Group and the Capital Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the groups.

(7)
The Liberty Interactive common stock, the Liberty Entertainment common stock and the Liberty Capital common stock have voting and conversion rights under our amended charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, will be entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of only the holders of common stock related to our Interactive Group, our Entertainment Group or our Capital Group.

  At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to one of our other groups.

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  Exhibit 99.1
Attributed Financial Information for Tracking Stock Groups
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
SUMMARY ATTRIBUTED FINANCIAL DATA
BALANCE SHEET INFORMATION September 30, 2008 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION Three months ended September 30, 2008 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION Three months ended September 30, 2007 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION Nine months ended September 30, 2008 (unaudited)
STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS INFORMATION Nine months ended September 30, 2007 (unaudited)
STATEMENT OF CASH FLOWS INFORMATION Nine months ended September 30, 2008 (unaudited)
STATEMENT OF CASH FLOWS INFORMATION Nine months ended September 30, 2007 (unaudited)
Notes to Attributed Financial Information (unaudited)